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                                                                    EXHIBIT 12.1

                            MERISANT WORLDWIDE, INC.
                                 COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)


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
                                                     PERIOD FROM                     YEAR ENDED                 NINE MONTHS ENDED
                                                     MARCH 17 TO                    DECEMBER 31,                   SEPTEMBER 30,
                                                     DECEMBER 31,   ------------------------------------------  -----------------
                                                         2000           2001           2002           2003         2003    2004
                                                     ------------   ------------   ------------   ------------  --------  -------
Fixed charges:
   Interest expense                                  $     38,034   $     43,694   $     34,767   $     38,540  $ 27,024  $40,764
   Estimated of interest within rental expense                225            300            300            300       225      225
                                                     ------------   ------------   ------------   ------------  --------  -------
Total fixed charges                                  $     38,259   $     43,994   $     35,067   $     38,840  $ 27,249  $40,989
                                                     ------------   ------------   ------------   ------------  --------  -------

Earnings:
   Income (loss) before taxes                        $      2,912   $     13,660   $     32,797   $      2,058  $(12,868) $(8,340)
   Fixed charges                                           38,259         43,994         35,067         38,840    27,249   40,989
   Equity in income of affiliate                               --            399            141           (105)      243       37
                                                     ------------   ------------   ------------   ------------  --------  -------
Total earnings                                       $     41,171   $     58,053   $     68,005   $     40,793  $ 14,624  $32,686
                                                     ------------   ------------   ------------   ------------  --------  -------

Ratio of earnings to fixed charges                           1.1x           1.3x           1.9x           1.1x      0.5x     0.8x
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